EXHIBIT 99.1

News Release

For Immediate Release

EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704 731 1500 Fax: 704-731-1511 www.enproindustries.com

EnPro Industries and Equitas Reach Agreement on
Asbestos Insurance Dispute

CHARLOTTE, N.C., July 20, 2004 — EnPro Industries (NYSE: NPO) and Equitas today announced that they have reached a comprehensive agreement to settle the current and future insurance claims of EnPro subsidiaries against certain underwriters at Lloyd’s of London reinsured by Equitas. As a result of the agreement, Equitas will pay a total of $118 million to EnPro and to an asbestos trust that has been established to resolve asbestos-related claims made against certain EnPro subsidiaries under policies subscribed by Lloyd’s Underwriters and reinsured by Equitas.

The settlement resolves all claims made against Lloyd’s Underwriters by EnPro and its subsidiaries. EnPro will receive $30 million of the total settlement amount relating to outstanding amounts for asbestos claims that EnPro asserted were owed to its subsidiaries by Lloyd’s Underwriters. The balance of the total will be contributed to the asbestos trust. EnPro’s claims against its London Market Company Insurers are not affected by the settlement.

“This agreement provides significant benefits to EnPro,” said Ernie Schaub, president and chief executive officer. “Resolution of the dispute brings our insurance reimbursements from Equitas up to date, while establishment of the trust ensures we will continue to receive cash payments of the Equitas portion of our remaining insurance in a timely and efficient manner.”

Simon Wright, Equitas’ Head of Asbestos Pollution and Health Hazard Claims, said, “We are pleased to have reached this comprehensive resolution of asbestos and pollution related claims with EnPro following many months of negotiations. This settlement again demonstrates our commitment to resolve claims, including the largest liabilities that we face, at what we consider to be a fair price for the exposures that we face. We continue to discuss comprehensive settlements with a number of policyholders and remain willing to have similar discussions with any other assureds, large or small, so long as they are genuinely interested in reaching a realistic commercial settlement.”

Notes to Editors:

EnPro Industries
EnPro Industries, Inc. (NYSE:NPO) is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at www.enproindustries.com.

Equitas
Equitas, based in London, was established up to reinsure and run-off the 1992 and prior years’ non-life liabilities of Names, or Underwriters, at Lloyd’s of London. Equitas actively manages the non-life liabilities arising from policies written by Lloyd’s syndicates in 1992 and prior years. This includes agreeing comprehensive settlements and policy buy-backs that extinguish current and future claims from these policyholders.

Contact information
EnPro:
Don Washington
Telephone: 704 731-1527
E-mail: don.washington@enproindustries.com

Equitas:
Jon Nash, Equitas Communications
Telephone: +44 (0)207 342 2414
Mobile: +44 (0)7801 810 342
E-mail: jon.nash@equitas.co.uk

William Clutterbuck, The Maitland Consultancy
Telephone: +44 (0)207 379 5151
Mobile: +44 (0)7785 292 617
E-mail: wclutterbuck@maitland.co.uk

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